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                                                                    EXHIBIT 99.1

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

MEDIA CONTACT:                             MEDIA CONTACT:                                INVESTOR CONTACT:
Skip Colcord                               Anne McCarthy                                 Pat Weller
781-386-6624                               781-386-3171                                  781-386-6603
colcors@polaroid.com                       mccarta1@polaroid.com                         wellerp@polaroid.com
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      POLAROID SEEKS EXTENSION OF FILING DEADLINE FOR THIRD QUARTER REPORT



         CAMBRIDGE, MASS., -- NOVEMBER 14, 2001 - Polaroid Corporation announced today it has filed a Form 12b-25 with the Securities and Exchange Commission requesting an extension of its deadline for filing a Form 10-Q for the third quarter and nine months ended September 30, 2001. The company indicated that its request is related to its recent Chapter 11 filing.

         Polaroid Corporation and its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on October 12, 2001. The case is being heard in the U.S. Bankruptcy Court in Wilmington, Delaware, by the Honorable Judge Peter J. Walsh under case number 01-10864.

         As previously announced, Polaroid has obtained a court-approved commitment for $50 million in debtor-in-possession financing from a bank group led by J.P. Morgan Chase & Co. This commitment is available to supplement the company's existing cash flow and help fulfill obligations associated with operating the business, including payments to suppliers and vendors.

                                   -- more --


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POLAROID SEEKS EXTENSION -- 2


         Polaroid continues to make progress in its efforts to accelerate and intensify exploration of a possible sale of all or parts of the company. Polaroid has not yet finalized a plan of reorganization, but believes it is unlikely that there will be any recovery for the company's stockholders in any such plan.

         Polaroid Corporation is the worldwide leader in instant imaging. The company supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide. Additional information about Polaroid's Chapter 11 filing is available on the company's web site at www.polaroid.com.


         "Polaroid" is a registered trademark of Polaroid Corporation, Cambridge, Mass. 02139


         Statements in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events will be dependent upon factors and risks including, but not limited to, the company's ability to successfully: conclude financial and operational reorganization of the Company in the Chapter 11 process; continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, noteholders, vendors and suppliers, employees and customers given the company's financial condition; sell all or parts of the Company; implement its business strategy of reducing costs and improving cash flow; compete in the instant imaging market against larger and stronger competitors; retain its top customers and limit the company's vulnerability to general adverse economic conditions; sell and market its products worldwide; retain sole source and other limited source supplies; find suitable manufacturers to which the company can outsource certain of its products; continue to protect its intellectual property; and the company's ability to manage other uncertainties and risk factors, such as those described from time to time in the company's filings with the Securities and Exchange Commission.